Exhibit 99.2

News Release

For Immediate Release		http://www.ball.com
Investor Contact:	Ann T. Scott	303-460-3537, ascott@ball.com
Media Contact:	Scott McCarty	303-460-2103, smccarty@ball.com

Georgia R. Nelson Elected to Board; Company Declares Dividend,
Elects to Delist from Former Pacific Stock Exchange

BROOMFIELD, Colo., July 26, 2006—Georgia R. Nelson, president and chief executive officer PTI Resources, LLC, an independent energy consulting firm, was elected today to the Ball Corporation [NYSE: BLL] board of directors during the board’s regular meeting. Nelson was the founding president of Midwest Generation EME, an Edison International company, and has 35 years of experience in the energy industry in the United States and worldwide.
“Georgia Nelson’s extensive domestic and international business experience will be a significant asset to Ball,” said R. David Hoover, chairman, president and chief executive officer. “We will benefit greatly from Georgia’s knowledge and we are extremely pleased to have someone of her stature on our board.”
Ball’s board of directors also declared a cash dividend of 10 cents per share, payable Sept. 15, 2006, to shareholders of record on Sept. 1, 2006.
Finally, Ball also announced plans to withdraw its listing from NYSE Arca (formerly the Pacific Stock Exchange) effective upon approval by NYSE Arca. The company chose to voluntarily delist rather than submit a plan to regain compliance with NYSE Arca’s technical net worth and net tangible assets requirements and pay the exchange’s proposed increased listing fee. The needs of Ball’s shareholders will continue to be fully met through its NYSE listing under ticker symbol BLL.
Ball will announce its second quarter 2006 earnings on Thursday, July 27, before trading begins on the New York Stock Exchange. Conference call information is provided below.

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Ball Corporation
10 Longs Peak Drive • P.O. Box 5000 • Broomfield, CO 80021

Ball Corp. - 2

Ball Corporation is a supplier of high-quality metal and plastic packaging products and owns Ball Aerospace & Technologies Corp. Ball reported 2005 sales of $5.8 billion and employs 15,600 people.

Conference Call Details
Ball Corporation [NYSE: BLL] will announce its second quarter 2006 earnings on Thursday, July 27, 2006, before trading begins on the New York Stock Exchange. At 9 a.m. Mountain Time on that day (11 a.m. Eastern), Ball will hold its regular quarterly conference call on the company’s results and performance.
The North American toll-free number for the call is 1-800-779-2954. International callers should dial +1-212-676-5377. For those unable to listen to the live call, a taped rebroadcast will be available until 10 p.m. Mountain Time on Aug. 3, 2006. To access the rebroadcast, dial 800-633-8284 (domestic callers) or +1-402-977-9140 (international callers) and enter 21298143 as the reservation number.
Please use the following URL for a Web cast of the live call and for the replay:
http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=115234&eventID=1343616
A written transcript of the call will be posted within 48 hours of the call’s conclusion to Ball’s Web site at www.ball.com in the investor relations section under “presentations.”

Forward-Looking Statements
This news release contains “forward-looking” statements concerning future events and financial performance. Words such as “expects,” “anticipates,” “estimates” and similar expressions are intended to identify forward-looking statements. Such statements are subject to risks and uncertainties which could cause actual results to differ materially from those expressed or implied. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Key risks and uncertainties are summarized in filings with the Securities and Exchange Commission, including in Exhibit 99.2 in our Form 10-K. These filings are available at our Web site and at www.sec.gov. Factors that might affect our packaging segments include fluctuation in consumer and customer demand and preferences; availability and cost of raw materials, including recent significant increases in resin, steel, aluminum and energy costs, and the ability to pass such increases on to customers; competitive packaging availability, pricing and substitution; changes in climate and weather; fruit, vegetable and fishing yields; industry productive capacity and competitive activity; failure to achieve anticipated productivity improvements or production cost reductions, including those associated with our beverage can end project; the German mandatory deposit or other restrictive packaging laws; changes in major customer or supplier contracts or loss of a major customer or supplier; changes in foreign exchange rates, tax rates and activities of foreign subsidiaries; and the effect of LIFO accounting. Factors that might affect our aerospace segment include: funding, authorization, availability and returns of government contracts; and delays, extensions and technical uncertainties affecting segment contracts. Factors that might affect the company as a whole include those listed plus: acquisitions, joint ventures or divestitures; integration of recently acquired businesses; regulatory action or laws including tax, environmental and workplace safety; governmental investigations; technological developments and innovations; goodwill impairment; antitrust, patent and other litigation; strikes; labor cost changes; rates of return projected and earned on assets of the company’s defined benefit retirement plans; changes to the company’s pension plans; reduced cash flow; interest rates affecting our debt; and changes to unaudited results due to statutory audits or other effects.

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Ball Corporation
10 Longs Peak Drive • P.O. Box 5000 • Broomfield, CO 80021